Exhibit 99.1

For Immediate Release

For Information Contact:

Reid Simpson	Kristi Emerson
Chief Financial Officer	Director, Corporate Communications
312.706.1706	303.915.9574
reids@eCollege.com	kristie@eCollege.com

eCollege® Announces Evaluation of Strategic Alternatives

for its Enrollment Division

Company Provides Updated Financial Outlook, Including Record Third Quarter Revenue

CHICAGO – October 18, 2006 – eCollege® [Nasdaq: ECLG], a leading provider of value-added information services to the post-secondary education industry, today announced that the Company is exploring strategic alternatives for its Enrollment Division, Datamark, Inc. In addition, eCollege provided an update of its third quarter performance and fourth quarter guidance.

The Company announced that its Board of Directors has unanimously determined that it is in the best interests of the Company’s stockholders that the Company evaluate strategic alternatives for Datamark, including a possible sale of the division. The Company has engaged Evercore Group L.L.C. to assist in identifying and pursuing such alternatives.

“We believe that our current strategic investments in systems and people will enable Datamark to meet the increasingly sophisticated needs of the fast growing, entrepreneurially-minded segment of the education industry,” said Oakleigh Thorne, chairman and CEO of eCollege.

“We believe that long term, Datamark can achieve solid revenue growth and attractive earnings growth,” Thorne said. “However, those growth rates are slower than we anticipated when we acquired the business in 2003, and they do not hit our thresholds of helping drive 20 percent top line growth and 40 percent bottom line growth, hence, our Board’s decision today to pursue strategic alternatives for the business.”

There can be no assurance that the Company’s Board of Directors will determine to pursue a transaction, or that any such transaction will be concluded.

Company Guides to Record Third Quarter Revenue

The Company also announced that based upon preliminary results, it expects record consolidated third quarter revenue, in addition to earnings at the high end or above the guidance ranges it previously provided, even after a $750 thousand one-time charge associated with exiting two small Datamark product lines. The Company expects revenue of $13.0 million to $13.2 million to come from the eLearning Division, representing growth of 25 to 27 percent from the third quarter of 2005 and consistent with previous guidance. The Company expects revenue of $17.0 million to $17.5 million to come from the Enrollment Division, representing growth of 6 to 9 percent from the third quarter of 2005 and above the prior guidance range of $16.0 million to $17.0 million.

As part of its effort to increase Datamark’s profitability, the Company exited two small product lines, resulting in severance charges, the write-off of capitalized software and other related charges totaling approximately $750 thousand. These actions are expected to yield annual savings of approximately $500 thousand.

Fourth Quarter Financial Guidance

The Company also provided financial guidance for the fourth quarter of 2006. The fourth quarter earnings guidance reflects the anticipated prepayment of the Company’s senior subordinated debt, but does not take into account legal, accounting, financial advisory and other fees and expenses which the Company may incur as it explores strategic alternatives for Datamark. The Company’s fourth quarter guidance is as follows:

•

Revenue of $28.4 million to $29.7 million, compared to consolidated revenue of $29.6 million in the fourth quarter of 2005. Consistent with previous guidance, the Company expects revenue of $13.9 million to $14.2 million to come from the eLearning Division, representing growth of 26 to 29 percent from the fourth quarter of 2005. The Company expects revenue of $14.5 million to $15.5 million to come from the Enrollment Division, compared to $18.5 million in the fourth quarter of 2005. The prior year quarter was a record revenue quarter for Datamark and included a $2.8 million direct mail pilot program.

•	Income from operations of $2.6 million to $3.2 million, compared to $3.9 million for the fourth quarter of 2005.
•

Net income of $200 thousand to $600 thousand (EPS of $0.01 to $0.03 based on an estimated 23.3 million diluted shares), assuming an effective tax rate of 42.0 percent. This includes the impact of a $1.9 million pre-tax, non-cash charge associated with the planned prepayment of senior subordinated debt. Excluding the impact of the debt prepayment charges, net income is projected to be $1.4 million to $1.7 million (EPS of $0.06 to $0.07).

•

Adjusted net income of $3.7 million to $4.1 million (adjusted net income per diluted share of $0.16 to $0.18), which reflects adjustments of approximately $3.5 million for non-cash expenses, including stock-based compensation, amortization of intangibles and non-cash interest expense (including the $1.9 million pre-tax charge associated with debt prepayment). Excluding the impact of the debt prepayment charges, adjusted net income is projected to be $3.0 million to $3.3 million (adjusted net income per diluted share of $0.13 to $0.14).

•

Free cash flow of $3.7 million to $4.3 million, reflecting cash interest expense of approximately $100 thousand and capital expenditures (including capitalized software development costs) of approximately $1.6 million.

Fourth quarter guidance for adjusted net income, adjusted net income per diluted share and free cash flow is reconciled in the accompanying financial tables.

In connection with the Company’s strategic review of Datamark, it intends to analyze related intangible assets. Any impairment adjustments that may result from such analysis are not reflected in the Company’s current estimates of third and fourth quarter earnings.

Conference Call

eCollege will hold a conference call to discuss its plans to explore strategic alternatives and its updated guidance at 4:30 p.m. Central time (5:30 p.m. Eastern time) on October 18, 2006. Interested parties can listen to the live conference call webcast by going to the Investor Relations section of eCollege’s Web site at www.eCollege.com and clicking on the “Live Webcast” link. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

For those unable to listen at the designated time, the archived webcast will be available on eCollege’s Web site for the next 12 months. A conference call replay also will be available from approximately 6:30 p.m. Central time (7:30 p.m. Eastern time) on October 18, 2006 until 11 p.m. Central time (midnight Eastern time) on October 25, 2006. To listen to the replay, participants should dial 800-642-1687. The conference ID for the replay is 9258543.

About eCollege

eCollege [Nasdaq: ECLG] is a leading provider of value-added information services to the post-secondary and K-12 education industries. The Company’s eLearning Division designs, builds and supports some of the most successful, fully online degree, certificate/diploma and professional development programs in the country. The Company’s Enrollment Division, Datamark, Inc., helps institutions build new enrollments and increase student retention. Customers include publicly traded for-profit institutions, community colleges, public and private universities, school districts and state departments of education. eCollege was founded in 1996 and is headquartered in Chicago, with the eLearning Division headquartered in Denver. Datamark was founded in

1987 and is headquartered in Salt Lake City. For more information, visit www.eCollege.com and www.Datamark.com.

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of these forward-looking statements include statements about the Company’s pursuit of strategic alternatives for Datamark (including the Company’s ability to achieve the strategic objectives contemplated thereby); expected future revenue, expenses, income from operations, adjusted income from operations, net income, adjusted net income, non-cash charges, EBITDA, adjusted EBITDA, cash and cash equivalents, free cash flow, capital expenditures, profitability, customer enrollments and any other statements that are not historical facts. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks.  Actual performance and results may differ materially from those reflected in these forward-looking statements (including but not limited to the fact that we may discontinue our pursuit of strategic alternatives referenced in this release at any time and may not conclude a transaction) due to general financial, economic, regulatory and political conditions affecting the Company’s industries as well as the more specific risks and uncertainties facing the Company, including those identified in the Company’s reports on Form 10-K, Form 10-Q and Form 8- K filed with the U.S. Securities and Exchange Commission (“SEC”), which you are encouraged to review in connection with this release. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

This news release and/or the financial results attached hereto include “adjusted net income,” “adjusted net income per diluted share,” “adjusted EBITDA,” “free cash flow” and “adjusted income from operations” amounts that are considered “non-GAAP financial measures” under SEC rules. As required, we have included reconciliations of these measures to GAAP with this news release.

eCollege is a registered trademark of eCollege.

# # #

Reconciliation of GAAP Net Income and Net Income per Diluted Share Guidance

to Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow Guidance

	For the Three Months Ending December 31, 2006
	Range (in thousands)	Per Share
Net Income Guidance	$200 to $600	$0.01 to $0.03
Adjustments for Non-Cash Charges
Stock-Based Compensation Expense	$1,100	$0.05
Amortization of Identified Intangibles	$400	$0.02
Non-Cash Interest Expense	$2,000	$0.08
Adjusted Net Income Guidance(1)	$3,700 to $4,100	$0.16 to $0.18
Depreciation	$1,000
Amortization of Capitalized Software	$300
Cash Interest (Income)/Expense, Net	$100
Taxes on Income	$300 to $600
Adjusted EBITDA(1)	$5,400 to $6,000
Capital Expenditures	$1,100
Capitalized Software	$500
Cash Interest	$100
Free Cash Flow Guidance(1)	$3,700 to $4,300

(1) Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are not generally accepted accounting principles, or "GAAP," based measures. However, management believes, based on feedback from investors, analysts and other users of the Company's financial information, that Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow are appropriate measures of the operating performance of the Company because they are an indication of the resources available for strategic opportunities and are used by many investors to assess the Company's profitability from current operations. Further, management believes, based on feedback from analysts, that Adjusted Net Income, Adjusted Net Income per Diluted Share and Free Cash Flow are important measures that analysts use in estimating and analyzing results for the Company, which estimates are used by investors and potential investors. Finally, as a result of the Company's acquisition of Datamark in the fourth quarter of 2003 and related borrowings, Adjusted EBITDA has been defined by the Company's lenders as an important metric, and is used in the Company's debt compliance covenants. These measures, however, should be considered in addition to, not as a substitute for or superior to, net income, cash flows or other measures of financial performance prepared in accordance with GAAP. The Company’s guidance for Adjusted Net Income, Adjusted Net Income per Diluted Share, Adjusted EBITDA and Free Cash Flow is reconciled herein to guidance for net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.